Exhibit 99.37

Goldgroup Mining Inc.

Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024
(expressed in thousands of US dollars, except where indicated)

Goldgroup Mining Inc.

Condensed Interim Consolidated Statements of Financial Position

For the periods ended June 30, 2025 and December 31, 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

	Note	June 30, 2025	December 31, 2024
Assets
Current assets
Cash		$15,122	$366
Other receivables and prepaid expenses	4	4,195	807
Inventory	6	4,830	2,203
		24,147	3,376
Receivables	4	1,364	1,124
Property, plant and equipment	7	2,374	1,386
Right of use asset	12	41	22
Mineral property	9	254	307
Pinos Project	10	7,925	-
Total assets		$36,105	$6,215
Liabilities
Current liabilities
Accounts payable and accrued liabilities		$9,762	$10,988
Current lease liability	12	9	11
Warrant liability	13	19,636	1,446
Acquisition payable	10	500	-
		29,907	12,445
Lease liability	12	33	15
Decommissioning obligations		2,180	2,121
Total liabilities		32,120	14,581
Shareholders’ equity (deficiency)
Share capital	14	156,756	138,277
Contingent share consideration	19	3,305	3,305
Shares to be issued per acquisition	10	35,962	-
Reserves		8,917	8,664
Deficit		(200,955)	(158,612)
Total shareholders’ equity (deficiency)		3,985	(8,366)
Total liabilities and shareholders’ equity (deficiency)		$36,105	$6,215

Nature of operations and going concern (note 1)

Commitments (note 19)

Subsequent event (note 22)

Approved by the Board of Directors

”Roberto Guzman”	Director	”Corry Silbernagel”	Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Goldgroup Mining Inc.

Condensed Interim Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

		Three months ended June 30,		Six months ended June 30,
	Note	2025	2024	2025	2024
Revenue
Gold sales		$5,317	$7,012	$9,825	$12,775
Silver sales		47	79	119	156

Cost of operation		5,364	7,091	9,944	12,931
Cost of sales	16	(3,476)	(5,364)	(6,230)	(10,255)
Depreciation and depletion	7	(183)	(303)	(352)	(570)
		1,705	1,424	3,362	2,106
Depreciation	12	(3)	(19)	(5)	(37)
Share-based compensation	14,15	(10)	(27)	(31)	(69)
General and administrative		(739)	(380)	(898)	(863)
Salary and consulting	15	(154)	(134)	(311)	(280)
Professional fees	15	(425)	(230)	(899)	(623)
Impairment of Pinos Project	10	(27,648)	-	(27,648)	-
Finance cost	17	(31)	(46)	(62)	(89)
Exploration costs		(193)	-	(306)	-
Unrealized derivative gain (loss) – warrant liability	13	(8,013)	-	(15,743)	9
Foreign exchange gain		301	76	107	163
Other income		72	39	87	140
(Loss) income before income taxes		(35,138)	703	(42,347)	457
Income taxes (expense) recovery – current		8	7	4	(19)
(Loss) income and comprehensive (loss) income		(35,130)	710	(42,343)	438
Loss per share – Basic and diluted		$(0.17)	$0.01	$(0.24)	$0.01
Weighted average shares outstanding (000’s)
Basic		207,551	82,744	176,160	82,744
Diluted		207,551	82,744	176,160	82,744
Total shares issued and outstanding (000’s)		219,280	82,744	219,280	82,744

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Goldgroup Mining Inc.

Condensed Interim Consolidated Statements of Cash Flows

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

		Three months ended June 30,		Six months ended June 30,
	Note	2025	2024	2025	2024
Cash flows provided (used) by operating activities
Income (loss) for the period		$(35,130)	$710	$(42,343)	$438
Items not affecting cash
Depreciation	7,12	169	213	243	358
Depletion	7	26	77	37	122
Share-based compensation	14	10	27	31	69
Finance cost - decommissioning obligation	17	33	38	62	77
Impairment of exploration and evaluation property		27,648	-	27,648	-
Unrealized foreign exchange gain		10	(3)	3	5
Finance cost – interest and amortization of transaction costs	17	-	3	-	4
Unrealized derivative gain (loss) – warrant liability	13	8,013	-	15,743	(9)
Finance cost - accretion on lease liability	17	1	3	3	5
Change in non-cash operating working capital
Decrease (increase) in other receivables and prepaid expenses		(1,492)	815	(2,350)	1,036
Decrease (increase) in inventory		(1,580)	(16)	(2,511)	(134)
Increase (decrease) in accounts payable and accrued liabilities		(1,817)	(1,512)	(1,540)	(1,524)
		(4,109)	355	(4,974)	447
Cash flows provided (used) by financing activities
Transaction costs on convertible debt	11	-	-	-	(4)
Proceeds on warrant exercises	14	1,338	-	2,633	-
Proceeds on stock option exercises	14	8	-	33	-
Proceeds received on private placement	14	10,809	-	18,481	-
Lease payments	12	(3)	(24)	(7)	(49)
		12,152	(24)	21,140	(53)
Cash flows provided (used) in investing activities
Purchase of property, plant and equipment	7	(676)	-	(1,338)	-
Cash received on acquisition	10	24	-	24	-
Acquisition costs	10	(96)	-	(96)	-
		(748)	-	(1,410)	-
Increase in cash		7,295	331	14,756	394
Cash – beginning of period		7,827	355	366	292
Cash – end of period		$15,122	$686	$15,122	$686

Supplemental cash flow information (note 21)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Goldgroup Mining Inc.

Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity (Deficiency)

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

	Notes	Shares (‘000)	Share capital	Contingent shares (Note 19)	Share based compensation and warrant reserves	Equity portion of convertible debt	Foreign currency translation reserves	Shares to be issued	Deficit	Total equity (deficiency)
January 1, 2025		101,425	$138,277	$3,305	$8,968	$4	$(308)	$-	$(158,612)	$(8,366)
Loss for the period		-	-	-	-	-	-	-	(42,343)	(42,343)
Private placement, net	13,14	88,190	11,808	-	-	-	-	-	-	12,056
Share issuance costs	14	1,531	(707)	-	459	-	-	-	-	(248)
Share-based compensation	14	-	-	-	31	-	-	-	-	31
Exercise of stock options	14	1,162	64	-	(31)	-	-	-	-	33
Exercise of warrants	13	26,972	7,314	-	(206)	-	-	-	-	6,860
Share to be issued on acquisition	10	-	-	-	-	-	-	35,962	-	35,962
Balance at June 30, 2025		219,280	$156,756	$3,305	$9,221	$4	$(308)	$35,962	$(200,955)	$3,985

January 1, 2024		82,744	$137,944	$3,305	$8,827	$-	$(308)	$-	$(156,137)	$(6,369)
Income for the period	14	-	-	-	-	-	-	-	438	438
Equity portion of convertible debt	14	-	-	-	-	4	-	-	-	4
Share-based compensation	14	-	-	-	69	-	-	-	-	69
Balance at June 30, 2024		82,744	$137,944	$3,305	$8,896	$4	$(308)	$-	$(155,699)	$(5,858)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

1	Nature of operations and going concern

Nature of operations

Goldgroup Mining Inc. is the parent company of its consolidated group ("Goldgroup'' or the "Company''). Goldgroup was incorporated in Quebec under the Business Corporations Act (Québec) and on July 28, 2011 it was continued under the Business Corporations Act (British Columbia). Its head office is located at Suite 410 – 1111 Melville St., Vancouver BC, V6E 3V6. Goldgroup together with its subsidiaries, is a Canadian-based gold producer and is focused on the acquisition, exploration and development of advanced stage gold-bearing mineral properties in the Americas. The Company’s current gold production and exploration and development related activities are conducted in Mexico. Goldgroup owns a property portfolio that includes a 100% interest in the operating Cerro Prieto project in Sonora and a 100% interest in the Pinos project in Zacatecas State. The Company is listed on the Toronto Venture Exchange (“TSX-V”) under the symbol “GGA”.

Going Concern

The Company has experienced recurring operating losses and has an accumulated deficit of $200,955 as at June 30, 2025. In addition, as at June 30, 2025, the Company has working capital deficiency of $5,760. Working capital is defined as current assets less current liabilities and provides a measure of the Company’s ability to settle liabilities that are due within one year with assets that are also expected to be converted into cash within one year. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to conduct its planned work program on its mineral properties, meet its on-going levels of corporate overhead and commitments, keep its properties in good standing and discharge its liabilities as they come due. These matters result in material uncertainties which may cast significant doubt about the Company’s ability to continue as a going concern. These condensed interim consolidated financial statements do not include any adjustments that would be necessary if the going concern assumption were not appropriate. If the going concern basis was not appropriate for these condensed interim consolidated financial statements, then adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the classifications used in the statement of financial position.

Recent global issues, including political conflict in other regions, have adversely affected workplaces, economies, supply chains, and financial markets globally. It is not possible for the Company to predict the duration or magnitude of the adverse results of these issues and their effects on the Company's business or results of operations at this time.

2	Basis of presentation

These condensed interim consolidated financial statements have been prepared in accordance with IAS 34 – Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”). Accordingly, certain disclosures included in annual financial statements prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the IASB have been condensed or omitted and these condensed interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2024.

The accounting policies applied in these condensed interim consolidated financial statements are consistent with those applied and disclosed in the Company’s audited financial statements for the year ended December 31, 2024.

The Company’s interim results are not necessarily indicative of its results for a full year.

These condensed interim consolidated financial statements were approved by the Board of Directors on August 29, 2025.

3	Estimates, risks and uncertainties

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company’s management makes judgments in its process of applying the Company’s accounting policies in the preparation of its condensed interim consolidated financial statements. In addition, the preparation of the financial data requires that the Company’s management make assumptions and estimates of the effects of uncertain future events on the carrying amounts of the Company’s assets and liabilities at the end of the reporting period and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates as the estimation process is inherently uncertain. Estimates are reviewed on an ongoing basis based on historical experience and other factors that are considered to be relevant under the circumstances. Revisions to estimates and the resulting effects on the carrying amounts of the Company’s assets and liabilities are accounted for prospectively.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Significant judgments in applying accounting policies

The critical judgments that the Company’s management has made in the process of applying the Company’s accounting policies, apart from those involving estimations, that have the most significant effect on the amounts recognized in the Company’s condensed interim consolidated financial statements are as follows:

(i)	Impairment of assets

The carrying value of property, plant and equipment and the Company’s mineral property is reviewed each reporting period to determine whether there is any indication of impairment. If the carrying amount of an asset exceeds its recoverable amount, the asset is impaired and an impairment loss is recognized in profit or loss. The assessment of fair values, including those of the cash-generating units, require the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, foreign exchange rates, future capital requirements and operating performance. Changes in any of the assumptions or estimates used in determining the fair value of assets could impact the impairment analysis.

(ii)	Economic recoverability and probability of future economic benefits of exploration and development costs

Management has determined that exploratory drilling and evaluation costs incurred which have been capitalized are economically recoverable. Management uses several criteria in its assessments of economic recoverability and probability of future economic benefit including geologic and metallurgic information, history of conversion of mineral deposits to proven and probable reserves, scoping and feasibility studies, accessible facilities, existing permits and life of mine plans.

(iii)	Functional currency

The functional currency for each of the Company and it’s subsidiaries is the currency of the primary economic environment in which the entity operates. The Company has determined the functional currency of each entity is the US dollar. Determination of functional currency may involve certain judgments to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

(iv)	Acquisition of Minera Apolo S.A. de C.V. (“Apolo”)

During the period ended June 30, 2025, the Company acquired 100% of the outstanding shares of Apolo. Management determined that the purchase represented an acquisition of assets rather than a business combination. The allocation of purchase consideration to each component is based on the relative fair value of the assets acquired (note 10).

(v)	Deferred taxes

In assessing the probability of realizing income tax assets recognized, management makes estimates related to expectations of future taxable income, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. Forecasted cash flows from operations are based on life of mine projections internally developed and reviewed by management. The likelihood that tax positions taken will be sustained upon examination by applicable tax authorities is assessed based on individual facts and circumstances of the relevant tax position evaluated in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. At the end of each reporting period, the Company reassesses unrecognized income tax assets.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Key sources of estimation uncertainty

The areas which require management to make significant estimates and assumptions in determining carrying values include, but are not limited to:

(i)	Mineral resource estimation

The carrying value and recoverability of mineral properties requires management to make certain estimates, judgments and assumptions about each project. Management considers the economics of the project, including the latest resource prices and the long-term forecasts, and the overall economic viability of the project. The determination of mineral resources also requires the use of estimates. The Company estimates its mineral resources based on information compiled by Qualified Persons as defined in accordance with Canadian Securities Administrators National Instrument 43-101, Standards for Disclosure of Mineral Projects. There are numerous uncertainties inherent in estimating mineral resources and assumptions that are valid at the time of estimation which may change significantly when new information becomes available. Changes in the forecasted prices of commodities, exchange rates, production costs or recovery rates may change the economic status of resources and may result in changes to resource estimates.

(ii)	Depreciation and depletion

Plant and other facilities used directly in mining activities are depreciated using the unit-of-production (“UOP”) method over a period not to exceed the estimated life of the ore body based on recoverable ounces to be mined from estimated resources. Mobile and other equipment are depreciated, net of residual value, on a straight-line basis, over the useful life of the equipment to the extent that the useful life does not exceed the related estimated life of the mine based on estimated recoverable resources.

The calculation of the UOP rate, and therefore the annual depreciation and depletion expense, could be materially affected by changes in the underlying estimates. Changes in estimates can be the result of actual future production differing from current forecasts of future production, expansion of mineral reserves through exploration activities, differences between estimated and actual costs of mining and differences in gold price used in the estimation of mineral reserves.

Significant judgment is involved in the determination of useful life and residual values for the computation of depreciation and depletion and no assurance can be given that actual useful lives and residual values will not differ significantly from current assumptions.

(iii)	Decommissioning and restoration provision

The Company assesses its provision for reclamation and remediation on an annual basis or when new material information becomes available. Mining and exploration activities are subject to various laws and regulations governing the protection of the environment. In general, these laws and regulations are continually changing and the Company has made, and intends to make in the future, expenditures to comply with such laws and regulations. Accounting for reclamation and remediation obligations requires management to make estimates of the future costs the Company will incur to complete the reclamation and remediation work required to comply with existing laws and regulations at each mining operation and exploration and development property. Actual costs incurred may differ from those amounts estimated. Also, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required to be performed by the Company. Increases in future costs could materially impact the amounts charged to operations for reclamation and remediation. The provision represents management’s best estimate of the present value of the future reclamation and remediation obligation. The actual future expenditures may differ from the amounts currently provided.

(iv)	Contingencies

Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event that management’s estimate of the future resolution of these matters changes, the Company will recognize the effects of the changes in its consolidated financial statements on the date such changes occur.

(v)	Valuation of inventory

Expenditures incurred, and depreciation and depletion of assets used in mining and processing activities are deferred and accumulated as the cost of ore in stockpiles, ore on leach pads, in-process and finished metal inventories. These deferred amounts are carried at the lower of average cost or net realizable value (“NRV”). Write-downs of ore in stockpiles, ore on leach pads, in-process and finished metal inventories resulting from NRV impairments are reported as a component of current period costs. The primary factors that influence the need to record write-downs include prevailing and long-term metal prices and prevailing costs for production inputs such as labour, fuel and energy, materials and supplies, as well as realized ore grades and actual production levels.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Costs are attributed to the leach pads based on current mining costs, including applicable depreciation and depletion relating to mining operations incurred up to the point of placing the ore on the pad. Costs are removed from the leach pad based on the average cost per recoverable ounce of gold on the leach pad as the gold is recovered. Estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the pads, the grade of ore placed on the leach pads and an estimated percentage of recovery. Timing and ultimate recovery of gold contained on leach pads can vary significantly from the estimates. The quantities of recoverable gold placed on the leach pads are reconciled to the quantities of gold actually recovered (metallurgical balancing), by comparing the grades of ore placed on the leach pads to actual ounces recovered. The nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and the engineering estimates are refined based on actual results over time. The ultimate recovery of gold from a pad will not be known until the leaching process is completed.

The allocation of costs to ore on leach pads and in-process inventories and the determination of NRV involve the use of estimates. There is a high degree of judgment in estimating future costs, future production levels, reserves estimates, gold and silver prices, and the ultimate estimated recovery for ore on leach pads. There can be no assurance that actual results will not differ significantly from estimates used in the determination of the carrying value of inventories.

(vi)	Share-based payments

Amounts recorded for share-based payments are subject to the inputs used in the Black-Scholes option pricing model, including estimates such as volatility, forfeiture, dividend yield and expected option life.

(vii)	Warrant liability

The fair value of the warrant liability is subject to the inputs used in the Black-Scholes option pricing model, including estimates such as volatility, forfeiture, dividend yield and expected option life.

4	Other receivables and prepaid expenses

	June 30, 2025	December 31, 2024
Current asset
Financial assets
Other receivables	$187	$134
Employee receivables	228	79
Non-Financial assets
Value-added tax receivables	2,098	175
Total receivables	2,513	388
Prepaid expenses	1,682	419
	$4,195	$807
Non-current assets
Non-Financial assets
Other receivables	1,364	1,124
	$1,364	$1,124

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

5	Financial instruments

Fair values of financial instruments

The accounting classification of each category of financial instruments, and the level within the fair value hierarchy in which they have been classified are set out below:

	Fair Value Hierarchy Level	June 30, 2025	December 31, 2024
Financial assets
Amortized cost
Cash (1)	N/A	$15,122	$366
Receivables (1)	N/A	415	213

Financial liabilities
Other financial liabilities
Accounts payable & accrued liabilities (1)	N/A	9,762	10,988
Lease liability	N/A	42	26
Warrant liability (2)	Level 3	19,636	1,446

(1)	The carrying value of cash, receivables and accounts payable and accrued liabilities approximates fair value due to the short-term nature of these items.
(2)	The Company applies a standard Black-Scholes model to value the warrant liability as described in note 13.

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The majority of the Company’s cash are held through large Canadian financial institutions. Receivables are primarily due from government agencies.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure as described in note 20. The accounts payable and accrued liabilities, and current lease liability are due within the current operating period. The Company is exposed to liquidity risk.

Price risk

Price risk is the risk that the trading price of the Company’s shares will fluctuate and result in an increase or decrease in value of the warrant liability.

Commodity price risk

The Company is exposed to commodity price risk given that its revenues are derived from the sale of metals, the price of which have been historically volatile.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows from a financial instrument will fluctuate because of changes to market interest rates. The Company is exposed from time to time to interest rate risk as a result of holding fixed income cash equivalents and investments, of varying maturities and loans payable. A 1% change in market interest rates would result in no significant change in value of cash or fixed income securities. The risk that the Company will realize a loss as a result of a decline in the fair value of these assets is limited as they are generally held to maturity.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Foreign exchange risk

The Company operates in Canada and Mexico and is exposed to foreign exchange risk arising from transactions denominated in foreign currencies.

The operating results and the financial position of the Company are reported in United States dollars. Fluctuations of the operating currencies in relation to the United States dollar will have an impact upon the reported results of the Company and may also affect the value of the Company’s assets and liabilities.

The Company’s financial assets and liabilities as at June 30, 2025 are denominated in United States Dollars, Canadian Dollars, and Mexican Pesos, and are set out in the following table:

	Canadian Dollars	US Dollars	Mexican Pesos	Total
Financial assets
Cash	$9,427	$5,642	$53	$15,122
Receivables - other	-	415	-	415
	9,427	6,057	53	15,537
Financial liabilities
Accounts payable and accrued liabilities	(318)	(6,495)	(2,949)	(9,762)
Lease liability	(42)	-	-	(42)
Acquisition payable	-	(500)	-	(500)
Warrant liability	(19,636)	-	-	(19,636)
Net financial liabilities	$(10,569)	$(938)	$(2,896)	$(14,403)

The Company’s financial assets and liabilities as at December 31, 2024 are denominated in United States Dollars, Canadian Dollars, and Mexican Pesos, and are set out in the following table:

	Canadian Dollars	US Dollars	Mexican Pesos	Total
Financial assets
Cash	$12	$292	$62	$366
Receivables - other	-	213	-	213
	12	505	62	579
Financial liabilities
Accounts payable and accrued liabilities	(524)	(7,401)	(3,063)	(10,988)
Lease liability	(26)	-	-	(26)
Warrant liability	(1,446)	-	-	(1,446)
Net financial liabilities	$(1,984)	$(6,896)	$(3,001)	$(11,881)

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

The Company’s reported results will be affected by changes in the US dollar to Canadian dollar and US dollar to Mexican Pesos exchange rate. As of June 30, 2025, a 10% appreciation of the Canadian dollar relative to the US dollar would have decreased net financial assets by approximately $1,057 (December 31, 2024 - $221). A 10% depreciation of the US Dollar relative to the Canadian dollar would have had the equal but opposite effect. A 10% appreciation of the Mexican Pesos relative to the US dollar would have decreased net financial asset by approximately $290 (December 31, 2024 - $288) and a 10% depreciation of the Mexican Pesos would have had an equal but opposite effect. The Company has not entered into any agreements or purchased any instruments to hedge possible currency risk.

The table below summarizes the maturity profile of the Company’s non-derivative financial liabilities.

June 30, 2025	Current – within 1 year	Non- current – 1 to 3 years
Accounts payable and accrued liabilities	$9,762	$-
Consideration payable	-	500
Lease liability	9	33
	$9,771	$533

December 31, 2024	Current – within 1 year	Non- current – 1 to 3 years
Accounts payable and accrued liabilities	$10,988	$-
Lease liability	11	15
	$10,999	$15

6	Inventory

	June 30, 2025	December 31, 2024
Consumable supplies	$852	$792
Work in progress	1,932	1,133
Finished goods	1,181	278
Stockpile	865	-
	$4,830	$2,203

Cost of sales represents the amount of product inventory recognized as an expense. All of the Company’s inventory on hand are located at the Cerro Prieto mine in Mexico.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

7	Property, plant and equipment

	Cost December 31, 2023	Additions	Disposals	December 31, 2024	Additions	Disposals	June 30, 2025
Plant and mining equipment	$12,784	$149	$-	$12,933	$893	$-	$13,826
Machinery	2,865	64	(103)	2,826	377	-	3,203
Office and furniture	264	-	(82)	182	7	-	189
Vehicles	936	-	-	936	65	(4)	997
Lab equipment	97	-	-	97	-	-	97
	$16,946	$213	$(185)	$16,974	$1,342	$(4)	$18,312

	Accumulated Depreciation December 31, 2023	Depreciation	Disposals	December 31, 2024	Depreciation	Disposals	June 30, 2025
Plant and mining Equipment	$11,079	$610	$-	$11,689	$286	$-	$11,975
Machinery	2,761	52	(103)	2,710	49	-	2,759
Office and furniture	264	-	(82)	182	2	-	184
Vehicles	868	42	-	910	17	(4)	923
Lab equipment	91	6	-	97	-	-	97
	$15,063	$710	$(185)	$15,588	$354	$(4)	$15,938

Depreciation on property, plant and equipment for the period ended June 30, 2025 is $354 (2024 - $182) of which $238 (2024 - $120) is recorded as a cost of the mine, and $116 (2024 - $62) is included in inventory.

Carrying amount	June 30, 2025	December 31, 2024
Plant and mining equipment	$1,851	$1,244
Machinery	444	116
Office and furniture	5	-
Vehicles	74	26
	$2,374	$1,386

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

8	NAFTA claim

On September 1, 2006, the Company entered into an Earn in/Option Agreement (“the Agreement”) with DynaResource de Mexico S.A. de C.V. (“DynaMexico”) and its parent company, DynaResource, Inc. (“DynaUSA”). Under the Agreement, the Company had the right to earn up to a 50% equity interest in DynaMexico by funding up to $18 million in exploration and development expenditures on the San Jose de Gracia property (“SJG”). On March 14, 2011, the Company completed its Earn in/Option Agreement with DynaMexico for its 50% equity interest by reaching the expenditure funding requirement of $18 million. Subsequent to this date there have been legal claims filed in Mexico and the United States which resulted in the foreclosure of the Company’s share ownership.

On October 13, 2015, the Company was made aware of a news release disseminated by DynaMexico which claimed DynaMexico was awarded a $48 million judgment against the Company’s subsidiary Goldgroup Resources Inc. The Company’s position in response to the $48 million claim is that the Company was never notified of the purported court case, and does not recognize any of the claims mentioned therein and is of the belief that such claims are entirely without merit. The Company pursued the case to the Mexican Supreme Court level to get the judgment overturned.

On December 6, 2019, the 11th Federal Circuit Collegiate Court in México denied Goldgroup’s amparo regarding the $48 million claim and on February 20, 2020 a Mexico City court issued a judgment in favour of DynaMexico.

On December 4, 2020, DynaMexico filed another claim seeking recognition of the judgment under the Texas Uniform Foreign-County Money Judgment Recognition Act. The Company filed a Special Appearance, Motion to Dismiss for Improper Venue, and Motion for Non-Recognition in response. A hearing was held on the Special Appearance and Motion to Dismiss for Improper Venue on February 8, 2021 and on May 12, 2021, the 134th Judicial District Court, as a District Court of the State of Texas, ruled it is not required to recognize DynaMexico’s foreign judgment from the country of Mexico. DynaUSA has appealed this decision and the appeal has been fully briefed and oral arguments were held on April 20, 2022. On May 2, 2023, the court of appeals dismissed DynaUSA’s appeal.

On March 6, 2023, the Company announced that it has filed a Request for Arbitration with the International Centre for Settlement of Investment Disputes (“ICSID”) against the United Mexican States. The treatment and inaction by the Mexican courts have resulted in a judicial expropriation of its subsidiary’s investment in DynaMexico and a denial of justice in breach of Mexico’s obligations under the North American Trade Agreement (“NAFTA”). On February 7, 2024, the Company filed its Memorial related to the NAFTA claim and received Mexico’s Counter-Memorial on June 19, 2024. On December 12, 2024, the Company filed its Reply on the Merits and Counter Memorial and received Mexico’s Rejoinder on the Merits and Reply on April 29, 2025. The Company is seeking damages as a result of Mexico’s breaches of NAFTA, which would include the striking off the $48 million judgment issued in favour of Dyna Mexico.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

9	Mineral Property

Mineral property	Cerro Prieto	Esperanza Extension	Total
Balance, December 31, 2023	$240	$-	$240
Transfer from exploration and evaluation asset	-	419	419
Depletion	(93)	(98)	(191)
Change in decommissioning obligation	(51)	(110)	(161)
Balance, December 31, 2024	96	211	307
Depletion	-	(53)	(53)
Balance, June 30, 2025	$96	$158	$254

The Company’s mining concessions have an existing 2% net smelter royalty (“NSR”).

During the year ended December 31, 2024, the Company started ore extraction from the Esperanza extension and determined that Esperanza was in the condition necessary for it to be capable of operating in the manner intended by management and therefore transferred the carrying amount from exploration and evaluation assets to mineral property.

Carrying amount of exploration and evaluation assets	Esperanza extension
Ending balance, December 31, 2023	$419
Transfer to mineral property	(419)
Ending balance, December 31, 2024	$-
Ending balance, June 30, 2025	$-

10	Pinos Project

Pinos Project

On August 13, 2024, the Company entered into an agreement (the “Agreement”) to acquire all of the interests owned by a group of creditors (the "Creditor Group") who own a loan facility pursuant to which various advances were made to Minera Apolo, S.A. de C.V. (“Apolo”) (the “Loan Facility”). The outstanding amount under the Loan Facility is currently approximately USD $2.7 million and the facility was secured against the assets and shares of Apolo located in San Luis Potosi, Mexico. In consideration for the acquisition of the Loan Facility from the Creditor Group, the Company agreed to issue 50 million common shares pro rata to the members of the Creditor Group, pay cash consideration of $0.5 million within 18 months of the closing date of the Agreement, and pay $1.5 million in contingent consideration which is only due upon the completion of certain criteria, including a positive pre-feasibility study at the Pinos Project, the advancement of the project into commercial production, publishing an updated 43-101 with greater than 200,000 ounces of contained gold equivalent ounces for the Pinos Project, or the Company’s owned interest in the Pinos Project falling to less than 51%.

On January 16, 2025, the Company obtained TSX-V approval for the acquisition of the Loan Facility and began the process of enforcing its rights under its security provisions.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

On March 7, 2025, the Company has entered into an Agreement to Suspend Enforcement Proceedings (the "Non-Enforcement Agreement") dated March 6, 2025, with Candelaria Mining Corporation ("CMC"), who is the 100% owner of Apolo, with respect to the Loan Facility.

Pursuant to the terms of the Non-Enforcement Agreement, CMC will deliver all of the issued and outstanding shares of Apolo to the Company provided that certain conditions set out in the Non-Enforcement Agreement are satisfied, including receipt of all required approvals from the TSX Venture Exchange (“TSXV”). As part of the agreement, the Company has agreed to:

-	Settle the approximately USD $2,703 owed on the Loan Facility;
-	Make a cash payment of USD $89 within five (5) days of receipt of all necessary approvals from the TSXV required by the Company and CMC to complete the transactions;
-	Make a cash payment of USD $89 on the later of (i) the delivery of the Apolo Shares to the Company, or (ii) six months after receipt of the TSXV Approvals, provided that the Apolo Shares have been delivered to the Company by such date; and
-	Issue 716,667 common shares of the Company at a deemed price of CAD $0.40.

On June 30, 2025, the Company obtained 100% ownership of the outstanding shares of Apolo.

Apolo which is the 100% owner of the fully permitted gold project located east of the capital Zacatecas in the state of Zacatecas, Mexico (the “Pinos Project”)

Purchase Consideration
50,000,000 common shares to be issued for debt purchase (CAD $0.97)	$35,454
716,667 Shares to be issued to Candelaria (CAD $0.97)	$508
Cash to Candelaria	$178
Acquisition payable	$500
Acquisition costs	$8
Total consideration	$36,648

Purchase Price Allocation
Cash	$24
IVA receivable	$1,171
Prepaids	$108
Pinos project	$35,573
Accounts payable	$(228)
Total consideration	$36,648

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Subsequent to June 30, 2025, the Company has received a letter of intent from a private Mexican based mining company to purchase 100% of the outstanding shares of Apolo for $9,000. Therefore, the Company has assessed the contemplated purchase price as being the best indicator of fair value and has impaired the Pinos Project as at June 30, 2025.

Impairment
Fair value of the Pinos Project	$9,000
Working capital items	$(1,075)
$7,925
Carrying value of the Pinos Project	$35,573
Impairment	$27,648

11	Loans and advances payable

During the year ended December 31, 2023, the Company received an advance of $100, which bore interest at 12% per annum and was to be repaid on June 15, 2025. During the year ended December 31, 2024, the Company received approval to have the advance convertible into units of the Company at CAD $0.10 per unit at a fixed FX rate of 0.76 USD to CAD at the election of the holder. Each unit will be comprised of one common share of the Company and one-half purchase warrant, with each full purchase warrant exercisable for one common share of the Company at an exercise price of CAD $0.20 per warrant expiring June 15, 2025.

The convertible debt instrument is a compound instrument which is required to be bifurcated to record the fair value of the separate debt and equity components. The fair value of the debt was determined using a discounted cash flow model based on an estimated discount rate for equivalent debt of 18% and the residual portion of $4 was allocated to the equity component.

Advances	June 30, 2025	December 31, 2024
Opening balance	$-	$100
Interest	-	9
Transfer to convertible debenture	-	(100)
Transfer to accounts payable and accrued liabilities	-	(9)
Total	$-	$-

Convertible debenture	June 30, 2025	December 31, 2024
Opening balance	$-	$-
Transfer from advances	-	100
Equity portion	-	(4)
Transaction costs	-	(4)
Accretion	-	8
Repayment	-	(100)
Total	$-	$-

During the year ended December 31, 2024, the Company repaid $100 of the convertible debt.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

12	Right of use asset and lease liability

Right of use assets	June 30, 2025	December 31, 2024
Opening balance	$22	$85
Recognition of right of use asset	44	-
Derecognition of right of use asset	(20)	-
Less: depreciation	(5)	(63)
Total right of use assets	$41	$22

Lease liabilities	June 30, 2025	December 31, 2024
Opening balance	$26	$82
Recognition of lease liability	44	-
Derecognition of lease liability	(24)	-
Lease payments	(7)	(63)
Lease interest	3	7
	42	26
Less: current portion	(9)	(11)
Classified as long-term liabilities	$33	$15

Undiscounted lease payments	June 30, 2025	December 31, 2024
Not later than a year	$15	$14
Later than a year	40	17
	$55	$31

The Company’s lease relates to a vehicle lease. Interest expense on the lease liabilities for the period ended June 30, 2025 is $3 (2024 - $7). Depreciation of right-to-use assets is calculated using the straight-line method over the remaining lease term. Depreciation of equipment leases is recorded in cost of sales. During the period ended June 30, 2025, the Company incurred $3,335 (2024 - $4,034) for leases with variable lease payments not included in lease liabilities. The variable lease payments relate to certain equipment with consideration based on usage. During the period ended June 30, 2025, the Company received $nil (2024 - $27) from subleasing office space.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

13	Warrant liability

	Number of warrants	Weighted average exercise price (C$)	Warrant liability (US$)
Balance, December 31, 2023	1,744,286	$0.50	$11
Warrants granted	18,681,818	0.10	354
Change in fair value	-	-	1,081
Balance, December 31, 2024	20,426,104	$0.13	$1,446
Warrants granted	46,886,189	0.41	6,924
Warrants exercised	(26,971,703)	0.14	(4,477)
Change in fair value	-	-	15,743
Balance, June 30, 2025	40,340,589	$0.46	$19,636

Expiry date	Number of warrants	Exercise price (C$)
January 21, 2027	12,980,000	0.15
March 17, 2027	11,666,667	0.45
March 27, 2027	1,291,667	0.45
November 7, 2026	13,636,358	0.75
	39,574,692

The following table discloses the details for the finders warrants outstanding as at June 30, 2025:

Expiry date	Number of warrants	Exercise price (C$)
March 17, 2027	450,000	0.45
November 7, 2026	315,897	0.75
	765,897

On September 26, 2024, the Company closed a private placement and issued 15,500,000 units at a price of CAD $0.05 per unit, for aggregate gross proceeds of approximately $575 (CAD $775). Each unit consisted of one common share of the Company and one common share purchase warrant, with each warrant exercisable to purchase one share at a price of CAD $0.10 per share until September 26, 2026; provided that if the closing price of the Company's common shares for a period of 10 consecutive trading days is CAD $0.15 or higher, the Company will have the right to accelerate the expiry date of the warrants upon notice given by press release and the warrants will thereafter expire on the 30th calendar day after the date of such press release. The fair value of warrants at the date of grant was estimated at $287 using the proportionate allocation method. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.91% risk free interest rate, expected life of 2 years, 134% annualized volatility and 0% dividend rate.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

On November 18, 2024, The Company closed a private placement and issued 3,181,818 units at a price of CAD $0.055 per unit for aggregate gross proceeds of up to approximately $125 (CAD $175). Each unit consisted of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $0.10 until November 18, 2026; provided that if the closing price of the Company’s common shares for a period of 10 consecutive trading days is CAD $0.15 or higher, the Company will have the right to accelerate the expiry date of the warrants upon notice given by press release and the warrants will thereafter expire on the 30th calendar day after the date of such press release. The fair value of warrants at the date of grant was estimated at $67 using the proportionate allocation method. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 3.16% risk free interest rate, expected life of 2 years, 129% annualized volatility and 0% dividend rate.

On January 10, 2025, The Company gave notice to the holders of the warrants by press release that an Acceleration Event had occurred during the term of the warrants and the expiry date of the warrants was thereby accelerated to thirty (30) days after the date of the notice, resulting in a new expiry date of February 9, 2025. A total of 18,681,818 warrants were exercised at C$0.10 per common share and upon exercise of the warrants, the Company received gross proceeds of $1,295 (CAD $1,868). The Company recorded an allocation of $1,306 from warrant liability to share capital on exercise of the warrants.

On January 21, 2025, the Company closed a private placement and issued 35,000,000 units at CAD $0.10 per unit for gross proceeds of $2,366 (CAD $3,500). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.15 until January 21, 2027. The Company paid cash finder’s fees of $142 and issued 2,025,600 finder’s warrants to a finder in connection with the offering. The finder’s warrants have the same terms and conditions as the warrant. The fair value of the warrants per the private placement at the date of grant was estimated at $1,030 using the proportionate allocation method and the fair value of the finders warrants was estimated at $208. These warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.92% risk free interest rate, expected life of 2 years, 127% annualized volatility and 0% dividend rate. The Company incurred $18 in transaction fees related to the private placement.

On March 17, 2025, the Company closed a private placement and issued 23,333,334 units at CAD $0.30 per unit for gross proceeds of approximately $4,893 (CAD $7,000). Each Unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.45 until March 17, 2027. As part of the private placement, the Company issued 900,000 finder’s units allocated between the first and second tranches. Each finder’s unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.45 until March 17, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $1,777 using the proportionate allocation method and the fair value of the finders warrants was estimated at $98. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.55% risk free interest rate, expected life of 2 years, 126% annualized volatility and 0% dividend rate.

On March 28, 2025, the Company closed a second tranche closing of its non-brokered private placement. For the second tranche, the Company issued an additional 2,583,330 units at CAD $0.30 per unit for gross proceeds of approximately $604 (CAD $775) Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.45 until March 28, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $255 using the proportionate allocation method and the fair value of the finders warrants was estimated at $15. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.55% risk free interest rate, expected life of 2 years, 127% annualized volatility and 0% dividend rate. The Company incurred $29 in transaction fees related to the private placement.

On May 7, 2025, the Company closed a private placement and issued a total of 27,272,727 units at CAD $0.55 per unit for gross proceeds of $11,117 (CAD $15,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.75 until November 7, 2026. The Company paid cash finder’s fees of $4 and issued 631,794 finder’s units to a finder in connection with the offering. The finder’s units have the same terms and conditions as the warrants. The fair value of warrants per the private placement at the date of grant was estimated at $3,862 using the proportionate allocation method and the fair value of the finders warrants was estimated at $138. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.51% risk free interest rate, expected life of 1.5 years, 108% annualized volatility and 0% dividend rate. The Company incurred $55 in transaction fees related to the private placement.

The fair value allocated to the warrants as at June 30, 2025, was $19,636 (December 31, 2024 - $1,446) and was recorded as a derivative financial liability as these warrants were exercisable in Canadian dollars, differing from the Company’s functional currency. The unrealized loss recognized in the statements of loss and comprehensive loss for the period ended June 30, 2025, was $15,743 (2024 – gain $9).

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model. Option pricing models require the input of highly speculative assumptions, including the expected future price volatility of a Company’s shares. Changes in these assumptions can materially affect the fair value estimate and, therefore, existing models do not necessarily provide a reliable single measure of the fair value of the Company’s warrants.

	June 30, 2025	December 31, 2024
Expected warrant life	1.54 years	1.65 years
Expected stock price volatility	107%	123.33%
Dividend payment during life of warrant	Nil	Nil
Expected forfeiture rate	Nil	Nil
Risk free interest rate	2.59%	2.93%
Weighted average strike price CAD	$0.45	$0.13
Weighted average fair value per warrant CAD	$0.68	$0.0102
Weighted average share price CAD	$0.97	$0.16

14	Share capital

(i)	Share capital

The Company’s authorized share capital consists of an unlimited number of common shares without par value.

Fiscal 2025

On January 21, 2025, the Company closed a private placement and issued 35,000,000 units at CAD $0.10 per unit for gross proceeds of $2,366 (CAD $3,500). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.15 until January 21, 2027. The Company paid cash finder’s fees of $142 and issued 2,025,600 finder’s warrants to a finder in connection with the offering. The finder’s warrants have the same terms and conditions as the warrant.

On March 17, 2025, the Company closed a private placement and issued 23,333,334 units at CAD $0.30 per unit for gross proceeds of approximately $4,893 (CAD $7,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.45 until March 17, 2027. As part of the private placement, the Company issued 900,000 finder’s units. Each finder’s unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.45 until March 17, 2027. The Company incurred transactions costs of $49 in relation to the private placement.

On March 28, 2025, the Company closed a second tranche closing of its non-brokered private placement. For the second tranche, the Company issued an additional 2,583,330 units at CAD $0.30 per unit for gross proceeds of approximately $604 (CAD $775). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.45 until March 28, 2027. In aggregate, the Company has issued 25,916,664 units for gross proceeds of approximately CAD $7,775 inclusive of the first tranche closing and second tranche closing.

On May 7, 2025, the Company closed a private placement and issued a total of 27,272,727 units at CAD $0.55 per unit for gross proceeds of $11,117 (CAD $15,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.75 until November 7, 2026. The Company paid cash finder’s fees of $4 and issued 631,794 finder’s units to a finder in connection with the offering. The finder’s units have the same terms and conditions as the warrants.

During the period ended June 30, 2025, the Company issued 26,971,703 common shares as a result of warrant exercises for gross proceeds of approximately $2,633 (CAD $3,722).

During the period ended June 30, 2025, the Company issued 1,162,500 common shares as a result of option exercises for gross proceeds of approximately $33 (CAD $47).

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Fiscal 2024

On September 26, 2024, the Company closed a private placement and issued 15,500,000 units at a price of CAD $0.05 per unit, for aggregate gross proceeds of approximately $575 (CAD $775). Each unit consisted of one common share of the Company and one common share purchase warrant, with each warrant exercisable to purchase one share at a price of CAD $0.10 per share until September 26, 2026; provided that if the closing price of the Company's common shares for a period of 10 consecutive trading days is CAD $0.15 or higher, the Company will have the right to accelerate the expiry date of the warrants upon notice given by press release and the Warrants will thereafter expire on the 30th calendar day after the date of such press release. The Company incurred $11 in transaction costs in relation to the private placement.

On November 18, 2024, The Company closed a private placement and issued 3,181,818 units at a price of CAD $0.055 per unit for aggregate gross proceeds of up to approximately $125 (CAD $175). Each unit consisted of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $0.10 until November 18, 2026; provided that if the closing price of the Company’s common shares for a period of 10 consecutive trading days is CAD $0.15 or higher, the Company will have the right to accelerate the expiry date of the warrants upon notice given by press release and the warrants will thereafter expire on the 30th calendar day after the date of such press release. The Company incurred $2 in transaction costs in relation to the private placement

(ii)	Share based compensation

The Company has adopted a share option plan for which options to acquire up to 10% of the issued share capital, at the award date, may be granted to eligible optionees from time to time. Generally, share options granted have a maximum term of ten years, and a vesting period and exercise price determined by the directors. The exercise price may not be less than the closing quoted price of the Company’s common shares traded through the facilities of the exchange on which the Company’s common shares are listed. As at June 30, 2025, the remaining share options available for issue under the plan were 15,140,536 (December 31, 2024 – 2,192,497).

Total share options granted during the period ended June 30, 2025 was nil (2024 – nil). Total share-based compensation expense recognized for the fair value of share options granted and vested during the period ended June 30, 2025 was $31 (2024 - $69).

During the period ended June 30, 2025, the Company issued 1,162,500 common shares as a result of option exercises for gross proceeds of approximately $33 (CAD $47).

	June 30, 2025		December 31, 2024
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding - beginning of period	7,950,000	$0.047	7,990,000	$0.099
Granted	-	-	1,500,000	0.075
Expired/forfeited	-	-	(1,540,000)	0.350
Exercised	(1,162,500)	0.04	-	-
Outstanding - end of period	6,787,500	$0.048	7,950,000	$0.047

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

The following table discloses the number of options and vested options outstanding as at June 30, 2025:

	Options Outstanding			Options Exercisable
		Weighted			Weighted
		average	Weighted		average	Weighted
		remaining	average	Options	remaining	average
	Options	contractual	exercise price	outstanding and	contractual	exercise price
Exercise price (C$/option)	outstanding	life (years)	(C$/option)	exercisable	life (years)	(C$/option)
$0.04	5,287,500	3.34	$0.04	5,287,500	3.34	$0.04
$0.075	1,500,000	1.16	$0.075	1,125,000	1.16	$0.075
Outstanding - end of period	6,787,500	2.86	$0.048	6,412,500	2.96	$0.046

15	Related party transactions

The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. Key management personnel include officers, directors or companies with common directors of the Company. The remuneration of the Company’s directors and other key management personnel during the period ended June 30, 2025 and 2024, are as follows:

	2025	2024
Short-term employee benefits included in salary and consulting	$119	$124
Director’s fees included in professional fess	55	47
Share-based compensation	2	44
Consulting fees included in salary and consulting	-	36
	$176	$251

Short-term employee benefits include salaries incurred within the last three months of the statement of financial position date and other annual employee benefits.

At June 30, 2025, accounts payable and accrued liabilities includes $26 (December 31, 2024 - $403) owing to a director and/or officer and/or companies controlled by the directors.

Amounts owing to or from related parties are non-interest bearing, unsecured and due on demand.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

16	Cost of sales

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Mining	$1,650	$1,335	$3,055	4,332
Crushing	587	559	1,178	1,066
Leaching	607	561	1,293	1,103
Plant and laboratory	540	510	973	982
Mine administration	538	520	991	972
Royalty	96	102	196	178
Change in inventory	(619)	1,768	(1,650)	1,579
Other	77	9	194	43
	$3,476	$5,364	$6,230	$10,255

17	Finance cost

		Three months ended June 30,		Six months ended June 30,
	Note	2025	2024	2025	2024
Accretion - decommissioning obligation		$30	$38	$59	$76
Interest on lease liabilities	12	1	2	3	5
Amortization of loan transaction costs	11	-	3	-	4
Other finance cost		-	3	-	4
		$31	$46	$62	$89

18	Segmented disclosure

The Company operates in two geographical and two operating segments. The operating segments are managed separately based on the nature of operations. Mining operations consists of the Cerro Prieto and Esperanza projects currently operational and the Pinos project which is in exploration.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

All of the Company’s revenue is generated in Mexico. Other selected financial information by geographical segment is as follows:

	As at June 30, 2025			As at December 31, 2024
	Canada	Mexico	Total	Canada	Mexico	Total
Assets
Cash and cash equivalents	$14,283	$839	$15,122	$14	$352	$366
Other receivables and prepaid expenses	72	5,487	5,559	14	1,917	1,931
Inventory	-	4,830	4,830	-	2,203	2,203
Right of use assets	41	-	41	22	-	22
Property, plant and equipment	-	2,374	2,374	-	1,386	1,386
Mineral property	-	254	254	-	307	307
Exploration asset	-	7,925	7,925

Liabilities
Accounts payable and accrued liabilities	(3,553)	(6,209)	(9,762)	(4,052)	(6,936)	(10,988)
Warrant liability	(19,636)	-	(19,636)	(1,446)	-	(1,446)
Lease liabilities	(42)	-	(42)	(26)	-	(26)
Acquisition Consideration payable	(500)	-	(500)	-	-	-
Decommissioning obligations	-	(2,180)	(2,180)	-	(2,121)	(2,121)

Selected financial information by operating segments is as follows:

	As at June 30, 2025				As at December 31, 2024
	Production	Corporate	Exploration	Total	Production	Corporate	Total
Assets
Cash and cash equivalents	$839	$14,283	$-	$15,122	$352	$14	$366
Other receivables and prepaid expenses	5,487	72	-	5,559	1,917	14	1,931
Inventory	4,830	-	-	4,830	2,203	-	2,203
Right of use asset	-	41	-	41	-	22	22
Property, plant and equipment	2,374	-	-	2,374	1,386	-	1,386
Exploration asset	-	-	7,925	7,925	-	-	-
Mineral property	254	-	-	254	307	-	307
Total assets	$13,784	$14,396	$7,925	$36,105	$6,165	$50	$6,215

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

For the six months ended June 30, 2025

	Corporate	Mining Assets	Total
Revenue	$-	$9,944	$9,944
Income before income taxes	$(44,360)	$2,013	$(42,347)

For the three months ended June 30, 2025

	Corporate	Mining Assets	Total
Revenue	$-	$5,364	$5,364
Income before income taxes	$(36,044)	$906	$(35,138)

For the six months ended June 30, 2024

	Corporate	Mining Assets	Total
Revenue	$-	$12,931	$12,931
Income before income taxes	$(358)	$815	$457

For the three months ended June 30, 2024

	Corporate	Mining Assets	Total
Revenue	$-	$7,091	$7,091
Income before income taxes	$(54)	$757	$703

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the period ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

19	Commitments

a.	In 2011, the Company acquired the Caballo Blanco project held previously by Almaden Minerals Ltd. (“Almaden”). As part of the consideration, the Company may have to issue up to an additional 0.7 million common shares of the Company upon achievement of certain project milestones. As a result, the Company recorded a contingent share consideration of $3,305 (December 31, 2024 - $3,305). Subsequent to the sale of Caballo Blanco to Timmins Gold in fiscal 2014 and further sale from Timmins Gold to Candelaria Mining Corp. in 2016, the terms of these contingent shares remained unchanged. Pursuant to a plan of arrangement the right to receive shares has been transferred to Almadex Minerals Limited.

b.	During the period ended June 30, 2025, the Company acquired the Pinos project and agreed to pay $1.5 million in contingent consideration which is only due upon the completion of certain criteria, including a positive pre-feasibility study at the Pinos Project, the advancement of the project into commercial production, publishing an updated 43-101 with greater than 200,000 ounces of contained gold equivalent ounces for the Pinos Project, or the Company’s owned interest in the Pinos Project falling to less than 51%.

c.	The Company was entitled to receive an additional contingent consideration from the 2014 Caballo Blanco sale of $5.0 million (“Contingent Gain”) that would become payable in cash, Timmins Gold shares, or a combination thereof (at the option of Timmins Gold, provided that the Company’s ownership in Timmins Gold will not exceed 9.9% at any time) should any of the following events occur prior to October 31, 2019:

●	The approval of the Project's Environmental Impact Statement from SEMARNAT (“Environmental Permit”); or
●	A change in beneficial ownership of Timmins Gold of greater than 50%; or
●	The removal or change, at one time, of a majority of the current members of the Timmins Gold Board of Directors

During the year ended December 31, 2016, the Company sold the contingent receivable to Credipresto for cash consideration of $1,900, which was paid upon execution and the proceeds were used to pay back the principal of the Facility and recognizing a gain on sale of $1,900. An additional $600 will be contingently payable to the Company by Credipresto when the owner of Caballo Blanco receives the Environmental Permit. Although the Company may become entitled to the contingent payments, the value of these payments has not been recognized in the statement of financial position as at June 30, 2025 due to the level of uncertainty surrounding the conditions required for the payments.

20	Capital management

The capital of the Company consists of items included in shareholders’ equity (deficiency). The Company’s objectives for capital management are to safeguard its ability to support the Company’s normal operating requirement on an ongoing basis, continue the operations, development and exploration of its mineral properties and support any expansionary plans.

The Company manages its capital structure and makes adjustments in light of changes in its economic environment and the risk characteristics of the Company’s assets. To effectively manage the entity’s capital requirements, the Company has in place a planning, budgeting and forecasting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. As at June 30, 2025, the Company expects its capital resources will require additional financial support for its normal operating requirements, planned development and exploration of its mineral properties for the next twelve months. There are no externally imposed capital requirements to which the Company has not complied. There has been no change to the capital management of the Company during the period ended June 30, 2025.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

21	Supplemental cash flow information

		Three months ended June 30,		Six months ended June 30,
Supplemental cash flow information		2025	2024	2025	2024
Depreciation capitalized to exploration properties		$-	$-	$-	$-
Depreciation and depletion included in inventory	9	11	(33)	116	29
Recognition of right of use asset and lease liability		-	-	44	-
Derecognition of right of use asset and lease liability		-	-	20	-
Warrant liability recognized on private placement		3,860	-	6,924	-
Allocation of warrant liability to share capital on exercise of warrants		3,172	-	4,477	-
Finder’s warrants recognized on private placement units through reserves		138	-	459	-

22	Subsequent event

i) On August 5, 2025, the Company closed a private placement financing and issued 15,000,0000 units at a price of $0.80 per unit for aggregate gross proceeds of CAD $12,000. Each unit comprises one common share and one common share purchase warrant. Each warrant is exercisable into one common share at a price of $1.10 per share until August 5, 2027. The Company issued 1,086,187 finder's units to finders in connection with the private placement. Each finder's unit consists of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of $1.10 until August 5, 2027.